EXHIBIT 99.2

Pemstar Inc.

Press Release – July 10, 2006

PEMSTAR Obtains More Favorable Banking Terms from Lenders

Rochester, MN. Monday, July 10, 2006 – PEMSTAR Inc. (Nasdaq: PMTR) a leading supplier of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced that it has secured more favorable terms for its revolving line of credit with its domestic lending institutions, which is led by Wachovia Capital Finance Corporations (Central), formerly known as Congress Financial Corporation (Central). Key highlights of changes from the existing arrangements included in the Amended and Restated Loan and Security Agreement dated July 3, 2006, include:

•	Increases the Revolving Loan Commitment from $40 million to $45 million and decreases the Tranche B Loan Commitment from $10.5 million to $9 million.

•	Extends the maturity date of the Agreement by one year to October 19, 2010.

•	Reduces the interest rate on the Revolving Loans to prime rate plus a range from 0% to 0.75%, depending on Company liquidity; or to LIBOR plus a range from 2.00% to 2.75%, depending on Company liquidity.

•	Reduces the interest rate on the Tranche B Loans to prime rate plus 4.75% from prime rate plus 6.00%.

•	Increases the monthly payments on the Tranche B Loans to $400,000 per month from $250,000 per month.

Greg Lea, PEMSTAR’s EVP and CFO, stated: “We value the partnership we have with our banks and are very pleased with their continued confidence in our future. These new terms provide PEMSTAR enhanced financial flexibility that will allow us to maintain our focus on profitable growth initiatives, while also lowering our borrowing costs.”

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 11 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Contact:

Greg S. Lea

PEMSTAR Inc.

Executive Vice President & Chief Financial Officer

Phone: 507-292-6941

David Pasquale

The Ruth Group

Executive Vice President

Phone: 646-536-7006